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                                                                    EXHIBIT 99.1


FAIR GROUNDS CORPORATION INTENDS TO RESTATE FISCAL 1998 AND 1999
FINANCIAL STATEMENTS

NEW ORLEANS -- (BUSINESS WIRE) -- December 17, 1999 -- Fair Grounds Corporation
(FGNO) reported today that it intends to restate its fiscal 1998 financial statements due to an error in the calculation of deferred income taxes. The Company's statement of operations for the fiscal year ended October 31, 1998 erroneously reflected a benefit for income taxes of $3,364,232 and net income for fiscal 1998 of $8,973,671. The benefit for income taxes was associated with the insurance and litigation recoveries arising out of a fire at the Company's race track in 1993 and reinvestment of those recoveries in the Company's new facilities. Management is currently recomputing the amount of deferred income taxes and believes that the restatement for fiscal 1998 will reduce reported net income by approximately $3.0 million, or $6.40 per share, to approximately $5.9 million, or $12.69 per share, and will reduce stockholders' equity at October 31, 1998 from $30,654,594 to approximately $27.7 million. Upon completion of the recomputation, the Company expects to file an amended Form 10-K for the fiscal year ended October 31, 1998. In addition, while the Company expects that the restatement will not have a material impact on reported earnings for fiscal 1999, the Company plans to file amended Forms 10-Q for the first three quarters of fiscal 1999 to reflect the reduction in stockholders' equity resulting from the restatement for fiscal 1998.

Fair Grounds Corporation operates the Fair Grounds Race Course in New Orleans where thoroughbred horse racing, pari-mutuel wagering and video-poker operations are conducted. The Company has additional simulcast-wagering operations at various locations in and around New Orleans.

CONTACT: Fair Grounds Corporation, New Orleans
         JoAn Stewart, (504) 944-5515




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